Exhibit 99.1

Bunge Reports Third Quarter Results

White Plains, NY — October 27, 2011 — Bunge Limited (NYSE:BG)

•                                    Results in the quarter were lower in all segments except fertilizer

•                                    Cash generated from operations was $1.1 billion in the quarter; $1.4 billion year-to-date

•                                    2010 year-to-date total segment EBIT includes $2.4 billion gain on sale of fertilizer nutrients assets

•                  Financial Highlights

US$ in millions, except per share	Quarter Ended		Nine Months Ended
data and volumes	9/30/11	9/30/10	9/30/11	9/30/10

Volumes (000 metric tons)	38,035	34,552	102,846	103,026
Net sales	$15,616	$11,662	$42,298	$32,981
Total segment EBIT(a)	$191	$340	$881	$2,847
Agribusiness	$159	$313	$731	$463
Sugar & Bioenergy	$(43)	$34	$(23)	$43
Edible Oil Products	$28	$30	$92	$35
Milling Products	$24	$39	$79	$53
Fertilizer	$23	$14	$2	$2,343
Net income attributable to Bunge	$140	$212	$688	$2,053
Earnings per common share-diluted	$0.89	$1.36	$4.42	$13.09
Earnings per common share-diluted(a) (excl. certain gains & charges)	$0.86	$2.26	$4.15	$2.15

(a)       Total segment earnings before interest and tax (“EBIT”) and earnings per common share-diluted (excl. certain gains and charges) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

•                  Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “The third quarter was a particularly volatile period where managing risk in our agribusiness and sugar & bioenergy segments proved to be challenging.  Lower than planned sugarcane milling volume due to the continued impact of the drought on our sugarcane yields also weighed on results in the quarter.  However, we expect a stronger fourth quarter and see optimistic signs for Bunge in 2012.

“While the global macroeconomic environment presents uncertainties, there are reasons to expect resilience in our businesses.  Many of our products are basic staples needed to feed the world’s growing population.  The USDA forecasts that global demand for soybean meal and vegetable oil will increase by 5% and 4%, respectively.  And global commodity stocks remain relatively tight.  Even with a scenario of lower economic growth, the world needs additional supplies of crops, so prices should remain at attractive levels for farmers.  Growing demand should encourage increased planting, fertilizer use and trade, which Bunge’s global network is well equipped to handle.

“We also forecast a much stronger performance in our sugar & bioenergy segment in 2012.  Sugar and ethanol prices in Brazil should remain strong due to continued uncertainty about the development of the Brazilian Center-South cane crop and the need for the region to expand production to support global sugar and domestic ethanol demand growth.  We are also on track to have 50,000 hectares of newly planted sugarcane ready for the next harvest, which will provide needed raw material for our mills and enable us to demonstrate the potential of this business.

“Our balance sheet is strong and provides ample financial flexibility.  During the quarter we repurchased $120 million of our common shares, bringing the total amount of share repurchases executed under our existing $700 million program to $474 million.”

•                  Third Quarter Results

Agribusiness

Lower margins in grain merchandising compared to an especially strong prior-year period more than offset slightly improved performance in oilseed processing, which benefited from higher volumes and margins in South America.  In North America and Europe, which were at the end of their old crop season, oilseed processing results were negatively impacted by a combination of tight raw material supplies and lackluster meal demand.  Additionally, risk management did not perform as well as last year.  Higher volume in the quarter was primarily driven by a combination of higher processing and origination activity in Brazil, the reopening of exports from Russia and the addition of two new oilseed processing facilities in Asia.  Third quarter 2010 results included a $22 million impairment charge.

Sugar & Bioenergy

Results in sugarcane milling were impacted by lower milling volumes and yields due to adverse weather conditions in Brazil.  Results for the quarter included $29 million of unrealized foreign exchange losses from the impact of the devaluation of the Brazilian real on foreign exchange derivative contracts hedging U.S. dollar denominated forward sales of sugar.  Offsetting foreign exchange gains will be realized as higher gross profit when the sales are executed in future periods. Also in the quarter, our merchandising business reported a loss.

Edible Oil Products

Results were lower in Brazil and Europe, where margins were pressured by aggressive competition, and in the case of Europe, a shortage of raw material supplies due to last year’s smaller crop.  In North America, results were slightly higher and included a $6 million gain on the sale of an idled facility.  Third quarter 2010 results included $27 million of impairment charges.

Milling Products

Improved results in corn milling were more than offset by lower results in wheat milling, which experienced lower volumes and higher raw material costs as last year much of its inventory had been purchased prior to the rise in global wheat prices.  Third quarter 2010 results included a $6 million gain on the sale of an idled wheat milling facility in Brazil.

Fertilizer

Improved performance in the quarter was due to higher volumes and margins in our South American operations, reflecting strong farmer demand and the operational improvements in our Brazilian business.

Financial Costs

Interest expense increased in the quarter primarily due to higher average debt levels to support higher average operating working capital.  Third quarter 2010 included approximately $90 million of expenses related to make-whole payments in connection with the repayment of debt with a portion of the proceeds from the sale of the Brazilian fertilizer nutrients assets.

Cash Flow

Cash generated in the nine months ended September 30, 2011 was approximately $1.4 billion compared to cash used by operations of approximately $1.6 billion in the same period last year.  The $3.0 billion year-over-year improvement primarily reflects lower commodity prices as well as higher earnings, excluding notable items.  Also impacting cash flow in 2010 were payments of withholding taxes and transaction closing costs totaling $424 million related to the sale of the fertilizer nutrients business.

Income Taxes

The effective tax rate for the nine months ended September 30, 2011 was 8% compared to 24% for the same period last year, which reflected the impact of the gain on the sale of our fertilizer nutrients assets in 2010.

•                  Outlook

Drew Burke, Chief Financial Officer, stated, “We expect a good close to the year.  Performance in our agribusiness operations in the Northern Hemisphere, which have been pressured recently by tight supplies, should benefit from the harvests which are currently underway.  Global trade of grains remains solid, and we expect our grain merchandising business to perform well, though margins have decreased from levels seen in the first half of the year.

Oilseed processing margins in the U.S. should improve from the low levels seen in recent quarters as farmers commercialize new soybean production and our plants run at higher utilization.  However, margins are likely to remain under pressure due to excess processing capacity and continued supply out of South America. In Europe, lower rapeseed processing margins due to the small crop should be more than offset by excellent margins in sunseed processing, which should benefit from the record large harvest and strong demand.  Oilseed processing margins in China, which have been weak for most of the year, have recently improved and should remain supported by growth in meal demand.  The USDA is forecasting 10% year-over-year soybean meal demand growth in China this year.

“In sugar & bioenergy, we expect to mill approximately 14 to 14.5 million metric tons of sugarcane for the full year, which is about a million metric tons below our previous estimate.  This reduction, which is generally in line with the decrease in the overall industry, reflects the impact of adverse weather in the Center-South region of Brazil. For 2012, we expect to mill 17 to 19 million metric tons of sugarcane.  Pricing should remain supported by strong demand, tight ethanol supplies in Brazil and the need to encourage Brazilian capacity expansion.

“In edible oils the tough competitive environment we have seen in Brazil is showing signs of improvement and the harvest should ease the tight raw material supply situation in Europe.  Milling should continue to perform well.

“In fertilizer, South America is in the middle of its high volume period and farm economics are strong, encouraging increased crop production and use of crop inputs.  Our Brazilian operation continues to make progress in its transition to a standalone blending and distribution business, and we expect additional improvements in the fourth quarter.”

•                  Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on October 27, 2011 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (800) 446-2782.  If you are located outside the United States or Canada, dial (847) 413-3235.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 30908153.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to the “Webcasts and Events” page of the “Investors” section of the company’s website.  Select “Q3 2011 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on October 27, 2011, continuing through November 26, 2011.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 30908153.  A replay will also be available on the “Audio Archives” page of the “Investors” section of the company’s website.

•                  About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 32,000 employees in more than 30 countries. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America. Founded in 1818, the company is headquartered in White Plains, New York.

•                  Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Media Contact:
Mark Haden	Susan Burns
Bunge Limited	Bunge Limited
914-684-3398	914-684-3246
mark.haden@bunge.com	susan.burns@bunge.com

###

•                  Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter and nine months ended September 30, 2011 and 2010.

			Income From
			Operations		Net Income		Earnings
	Total Segment		Before		Attributable to		Per Share
	EBIT		Income Tax		Bunge		Diluted
(In millions, except per share data)	2011	2010	2011	2010	2011	2010	2011	2010
Quarter Ended September 30:
Loss on extinguishment of debt(2)	$—	$(90)	$—	$(90)	$—	$(90)	$—	$(0.61)
Impairment charges(4)	—	(49)	—	(49)	—	(48)	—	(0.32)
Gain on sale of property, plant and Equipment(6)	6	6	6	6	5	4	0.03	0.03
Total	$6	$(133)	$6	$(133)	$5	$(134)	$0.03	$(0.90)

			Income From
			Operations		Net Income		Earnings
	Total Segment		Before		Attributable to		Per Share
	EBIT		Income Tax		Bunge		Diluted
(In millions, except per share data)	2011	2010	2011	2010	2011	2010	2011	2010
Nine Months Ended September 30:
Gain on sale of fertilizer nutrients assets (1)	$—	$2,440	$—	$2,440	$—	$1,901	$—	$12.12
Loss on extinguishment of debt(2)	—	(90)	—	(90)	—	(90)	—	(0.57)
Inventory valuation adjustment(3)	—	(37)	—	(37)	—	(24)	—	(0.15)
Impairment and restructuring charges (4)	—	(83)	—	(83)	—	(70)	—	(0.45)
Acquisition related expenses(5)	—	(11)	—	(11)	—	(7)	—	(0.04)
Gain on sale of property, plant and Equipment(6)	6	6	6	6	5	4	0.03	0.03
Gain on sale of investment(7)	37	—	37	—	37	—	0.24	—
Total	$43	$2,225	$43	$2,225	$42	$1,714	$0.27	$10.94

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2011	2010	2011	2010
Net sales	$15,616	$11,662	$42,298	$32,981
Cost of goods sold	(14,910)	(10,950)	(40,306)	(31,299)
Gross profit	706	712	1,992	1,682

Selling, general and administrative expenses	(394)	(357)	(1,121)	(1,119)
Gain on sale of fertilizer nutrients assets(1)	—	—	—	2,440
Interest income	28	20	72	62
Interest expense(8)	(80)	(62)	(222)	(241)
Loss on extinguishment of debt(2)	—	(90)	—	(90)
Foreign exchange gains (losses)	(127)	77	(8)	(22)
Other income (expense)-net	(2)	(5)	(13)	(8)
Income from operations before income tax and equity earnings of affiliates	131	295	700	2,704
Income tax (expense) benefit	1	(97)	(62)	(648)
Equity in earnings of affiliates	1	8	42	17

Net income	133	206	680	2,073
Net (income) loss attributable to noncontrolling interest	7	6	8	(20)

Net income attributable to Bunge	140	212	688	2,053
Convertible preference share dividends	(8)	(19)	(25)	(58)
Net income available to Bunge common shareholders	$132	$193	$663	$1,995
Earnings per common share — diluted(9):
Earnings to Bunge common shareholders	$0.89	$1.36	$4.42	$13.09

Weighted—average common shares outstanding- diluted(9)	147,631,723	147,993,316	155,591,733	156,828,960

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our condensed consolidated statements of income and volumes by reportable segment.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except volumes)	2011	2010	2011	2010
Volumes
(in thousands of metric tons):
Agribusiness	31,142	28,466	84,643	82,801
Sugar & Bioenergy	2,372	1,651	6,072	6,202
Edible oil products	1,535	1,495	4,398	4,427
Milling products	1,113	1,172	3,494	3,564
Fertilizer	1,873	1,768	4,239	6,032
Total	38,035	34,552	102,846	103,026

Net sales:
Agribusiness	$10,025	$7,783	$27,800	$21,834
Sugar & Bioenergy	1,731	1,153	4,212	3,141
Edible oil products	2,337	1,664	6,553	4,815
Milling products	525	407	1,516	1,196
Fertilizer	998	655	2,217	1,995
Total	$15,616	$11,662	$42,298	$32,981

Gross profit:
Agribusiness	$462	$442	$1,283	$1,041
Sugar & Bioenergy	19	63	98	131
Edible oil products	107	106	335	291
Milling products	56	58	167	126
Fertilizer	62	43	109	93
Total	$706	$712	$1,992	$1,682

Selling, general and administrative expenses:
Agribusiness	$(202)	$(185)	$(571)	$(553)
Sugar & Bioenergy	(39)	(31)	(121)	(96)
Edible oil products	(84)	(73)	(241)	(246)
Milling products	(33)	(25)	(90)	(80)
Fertilizer	(36)	(43)	(98)	(144)
Total	$(394)	$(357)	$(1,121)	$(1,119)

Gain on sale of fertilizer nutrients assets(1)	$—	$—	$—	$2,440

Foreign exchange gains (losses):
Agribusiness	$(113)	$62	$(10)	$(15)
Sugar & Bioenergy	(20)	6	3	13
Edible oil products	1	2	—	(2)
Milling products	—	(1)	—	(1)
Fertilizer	5	8	(1)	(17)
Total	$(127)	$77	$(8)	$(22)

Loss on extinguishment of debt(2)	$—	$(90)	$—	$(90)

Segment earnings before interest and tax:
Agribusiness	$159	$313	$731	$463
Sugar & Bioenergy	(43)	34	(23)	43
Edible oil products	28	30	92	35
Milling products	24	39	79	53
Fertilizer	23	14	2	2,343
Unallocated	—	(90)	—	(90)
Total(10)	$191	$340	$881	$2,847

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(In millions)	2011	2010
Assets
Cash and cash equivalents	$1,055	$578
Trade accounts receivable	2,515	2,901
Inventories(11)	6,247	6,635
Other current assets	5,356	5,701
Total current assets	15,173	15,815
Property, plant and equipment, net	5,269	5,312
Goodwill and other intangible assets, net	1,057	1,120
Investments in affiliates	612	609
Other non-current assets	2,790	3,145
Total assets	$24,901	$26,001

Liabilities and Shareholders’ Equity
Short-term debt	$1,426	$1,718
Current portion of long-term debt	142	612
Trade accounts payable	3,203	3,637
Other current liabilities	3,846	4,037
Total current liabilities	8,617	10,004
Long-term debt	3,468	2,551
Other non-current liabilities	787	892
Total equity	12,029	12,554
Total liabilities and shareholders’ equity	$24,901	$26,001

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(In millions)	2011	2010
Operating Activities
Net income	$680	$2,073
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on debt	151	53
Gain on sale of fertilizer nutrients assets	—	(2,440)
Depreciation, depletion and amortization	398	326
Other, net	71	324
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade Accounts Receivable	287	(1,068)
Inventories	63	(872)
Trade Accounts Payable	(282)	961
Other, net	(5)	(977)
Cash provided by (used for) operating activities	1,363	(1,620)
Investing Activities
Payments made for capital expenditures	(705)	(754)
Acquisitions of businesses (net of cash acquired)	(104)	(138)
Proceeds from sale of fertilizer nutrients assets, net of cash disposed	—	3,808
Proceeds from sale of property, plant and equipment and investments	142	55
Other, net	(49)	(19)
Cash provided by (used for) investing activities	(716)	2,952
Financing Activities
Net borrowings (payments) of short-term debt	(317)	(57)
Proceeds from long-term debt	2,209	168
Repayment of long-term debt	(1,795)	(1,156)
Proceeds from sale of common shares	19	4
Repurchase of common shares	(120)	(354)
Dividends paid	(145)	(157)
Other	43	36
Cash provided by (used for) financing activities	(106)	(1,516)
Effect of exchange rate changes on cash and cash equivalents	(64)	(19)
Net increase (decrease) in cash and cash equivalents	477	(203)
Cash and cash equivalents, beginning of period	578	553
Cash and cash equivalents, end of period	$1,055	$350

•                  Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income and expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment earnings before interest and tax (EBIT) is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2011	2010	2011	2010
Total segment EBIT	$191	$340	$881	$2,847
Interest income	28	20	72	62
Interest expense	(80)	(62)	(222)	(241)
Income tax (expense) benefit	1	(97)	(62)	(648)
Noncontrolling interest share of interest and tax	—	11	19	33
Net income attributable to Bunge	$140	$212	$688	$2,053

Earnings per common share-diluted (excl. certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges) is a non-GAAP financial measure and is not a measure of earnings per common share—diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Earnings per common share-diluted (excl. certain gains & charges)	$0.86	$2.26	$4.15	$2.15
Certain gains & charges (see Additional Financial Information section)	$0.03	$(0.90)	$0.27	$10.94
Earnings per common share-diluted	$0.89	$1.36	$4.42	$13.09

•                 Notes

(1)          In January 2010, Bunge entered into a definitive agreement (as amended, the Agreement) with Vale S.A., a Brazil-based global mining company (Vale), pursuant to which Vale acquired Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (Fosfertil) on May 27, 2010 for cash proceeds of $3.9 billion.  Bunge recognized a $2.4 billion gain, net of transaction costs ($1.9 billion gain, net of tax) in its fertilizer segment.   Of the $539 million of income tax expense on the gain, $280 million was paid during the year ended December 31, 2010 and approximately $259 million was offset by deferred tax assets and other tax credits and therefore did not result in cash tax payments. Approximately $57 million related to the post-closing working capital adjustment was received in the third quarter of 2010.  Approximately $144 million of transaction costs and $280 of withholding taxes are included as a component of cash used for operating activities and gross proceeds of $3.9 billion as a component of cash provided by investing activities in the condensed consolidated statements of cash flows for the nine months ended September 30, 2010.

(2)          In July 2010, Bunge repaid certain term loans and subsidiary long-term debt with a portion of the proceeds from the sale of the Brazilian fertilizer nutrients assets.  These transactions resulted in a loss on extinguishment of the debt totaling approximately $90 million related to make-whole payments.

(3)          In the second quarter of 2010, Bunge recorded a pretax charge of $37 million in cost of goods sold related to an inventory valuation adjustment due to changes in its fertilizer segment.

(4)          In the second quarter of 2010, Bunge recorded pretax restructuring charges in selling, general and administrative expenses related to consolidation of Brazilian operations ($4 million in the agribusiness segment, $3 million in the sugar and bioenergy segment, $2 million in the edible oil products segment and $3 million in the milling products segment). Pretax restructuring and related charges in cost of goods sold in the first quarter related to termination benefit costs in the U.S. and Brazil ($5 million in the agribusiness segment, $1 million in the sugar and bioenergy segment, $4 million in the fertilizer segment, and $1 million in the milling segment).

In the third quarter of 2010, Bunge recorded pretax impairment charges of $49 million, which consisted of $42 million related to the write-down of a European oilseed processing and refining facility, $5 million in connection with the closure of an edible oils facility in Europe as part of our plan to improve our European footprint and $2 million related to the write-down of administrative offices in Brazil.  Of these total charges of $49 million, $22 million was recorded in the agribusiness segment and $27 was recorded in the edible oil products segment.  Pretax impairment charges recorded in cost of goods sold in the quarter ended March 31, 2010 primarily consisted of $9 million in the agribusiness segment, which related to the closure of an older, less efficient oilseed processing facility in the U.S. and $2 million in the milling products segment, which related to the closure of a co-located corn oil extraction line.

(5)          In the first quarter of 2010, Bunge acquired a 100% ownership interest in five sugar mills in Brazil and recorded pretax acquisition costs of $11 million in selling, general and administrative expenses.

(6)          In the quarter ended September 30, 2011, Bunge sold an idled facility in Canada for approximately $7 million in cash, which resulted in a pretax gain of approximately $6 million in the edible oil products segment recorded in other income/expense-net in the condensed consolidated statements of income for the quarter and nine months ended September 30, 2011.

In the quarter ended September 30, 2010, Bunge sold an idled wheat milling facility in Brazil for approximately $8 million in cash, which resulted in a pretax gain of approximately $6 million recorded in other income/expense-net in the condensed consolidated statements of income for the quarter and nine months ended September 30, 2010.

(7)          In the second quarter of 2011, Bunge recorded a pretax gain of $37 million in the agribusiness segment in equity in earnings of affiliates related to the sale of its interest in a European oilseed processing facility joint venture.

(8)          Includes interest expense on readily marketable inventories of $24 million and $23 million for quarters ended September 30, 2011 and 2010, respectively, and $84 million and $56 million for nine months ended September 30, 2011 and 2010, respectively.

(9)         Weighted-average common shares outstanding-diluted excludes the dilutive effect of outstanding stock options and contingently issuable restricted stock units of approximately 2.8 million for the quarter and nine months ended September 30, 2011.  Weighted-average common shares outstanding-diluted for the quarter and nine months ended September 30, 2011 excludes and includes, respectively, approximately 7.5 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

Weighted-average common shares outstanding-diluted excludes the dilutive effect of outstanding stock options and contingently issuable restricted stock units of approximately 3.5 million for the quarter and nine months ended September 30, 2010.  Weighted-average common shares outstanding-diluted for the quarter and nine months ended September 30, 2010 excludes approximately 7.1 million and includes approximately 14.6 million, respectively, weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

(10)  See Reconciliation of Non-GAAP measures.

(11)  Includes readily marketable inventories of $4,470 million and $4,851 million at September 30, 2011 and December 31, 2010, respectively.